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                                                                     EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                        FUTURUS FINANCIAL SERVICES, INC.

         In accordance with Section 14-2-1007 of the Georgia Business Corporation Code, as amended, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation:

                                 ARTICLE 1. NAME

         The name of the Corporation is:  "FUTURUS FINANCIAL SERVICES, INC."

                            ARTICLE 2. CAPITAL STOCK

         (a) The total number of shares of capital stock which the Corporation is authorized to issue is twelve million (12,000,000) shares, divided into ten million (10,000,000) shares of common stock, no par value (the "Common Stock"), and two million (2,000,000) shares of preferred stock, no par value (the "Preferred Stock").

         (b) The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                  (i) The number of shares constituting that series and the distinctive designation of that series;

                  (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

                  (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

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                  (v)      Whether or not the shares of that series shall be
                           redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

                  (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                  (viii) Any other relative rights, preferences and limitations of that series.

                 ARTICLE 3. REGISTERED OFFICE; REGISTERED AGENT

         The name and address of the initial Registered Agent and the Registered Office of the Corporation are:

                                     Kathryn L. Knudson
                                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                                     Sixteenth Floor
                                     191 Peachtree Street, N.E.
                                     Atlanta, Georgia  30303

                             ARTICLE 4. INCORPORATOR

         The name and address of the incorporator are:

                                     Kathryn L. Knudson
                                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                                     Sixteenth Floor
                                     191 Peachtree Street, N.E.
                                     Atlanta, Georgia  30303

                           ARTICLE 5. PRINCIPAL OFFICE

         The mailing address of the initial principal office of the corporation is:


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                                     1580 Warsaw Road
                                     Roswell, Georgia  30076

                          ARTICLE 6. BOARD OF DIRECTORS

         (a) The Board of Directors shall be divided into three (3) classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one
(1) year, each director in Class II shall be elected to an initial term of two
(2) years, each director in Class III shall be elected to an initial term of three (3) years, and each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office for each Class of directors, the directors of each Class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

         (b) Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 6 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

                     ARTICLE 7. BYLAWS; NUMBER OF DIRECTORS

         (a) Except as provided in paragraph (b) of this Article 7, the Board of Directors shall have the right to adopt, amend or repeal the bylaws of the Corporation by the affirmative vote of a majority of all directors then in office, and the shareholders shall have such right by the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

         (b) Notwithstanding paragraph (a) of this Article 7, any amendment of the bylaws of the Corporation establishing or changing the number of directors shall require the affirmative vote of two-thirds (2/3) of all directors then in office or the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

                         ARTICLE 8. REMOVAL OF DIRECTORS

         (a) At any shareholders' meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed without cause only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.


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         (b) At any shareholders' meeting with respect to which notice of such purpose has been given, the entire Board of Directors or any individual director may be removed with cause only by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

         (c) For purposes of this Article 8, a director of the Corporation may be removed for cause if (i) the director has been convicted of a felony; (ii) any bank regulatory authority having jurisdiction over the Corporation requests or demands the removal; or (iii) at least two-thirds (2/3) of the directors of the Corporation then in office, excluding the director to be removed, determine that the director's conduct has been inimical to the best interests of the Corporation.

         (d) Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 8 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

                        ARTICLE 9. LIABILITY OF DIRECTORS

         (a) A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except for liability for:

                  (i) any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

                  (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

                  (iii) the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with unlawful distributions of corporate assets to shareholders; or

                  (iv) any transaction from which the director derived an improper material tangible personal benefit.

         (b) Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         (c) Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 9 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote



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thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

                ARTICLE 10. SHAREHOLDER ACTION BY WRITTEN CONSENT

         Any action required or permitted by the provisions of the Georgia Business Corporation Code (the "Code") to be taken at a shareholders' meeting may be taken without a meeting in accordance with Section 14-2-704 of the Code if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted. Notice of such action without a meeting by less than unanimous written consent shall be given within ten (10) days of the taking of such action to those shareholders of record on the date when the written consent is first executed and whose shares were not represented on the written consent.

                           ARTICLE 11. INDEMNIFICATION

         The Corporation shall, to the fullest extent permitted by the provisions of the Georgia Business Corporation Code, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under the Code from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Code. Any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

                    ARTICLE 12. CERTAIN BUSINESS TRANSACTIONS

         (a) In any case in which the Georgia Business Corporation Code or other applicable law requires shareholder approval of any merger or share exchange of the Corporation with or into any other corporation, or any sale, lease, exchange or other disposition of substantially all of the assets of the Corporation to any other corporation, person or other entity, shall require either:

                  (i) the affirmative vote of two-thirds (2/3) of the directors of the Corporation then in office and the affirmative vote of a majority of the issued and outstanding shares of the corporation entitled to vote; or

                  (ii) the affirmative vote of a majority of the directors of the Corporation then in office and the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote.


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         (b) The Board of Directors shall have the power to determine for the purposes of this Article 12, on the basis of information known to the Corporation, whether any sale, lease or exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation.

         (c) Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 12 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

             ARTICLE 13. FACTORS CONSIDERED IN BUSINESS TRANSACTION

         (a) The Board of Directors, when evaluating any offer of another party
(i) to make a tender offer or exchange offer for any equity security of the Corporation, (ii) to merge or consolidate any other corporation with the Corporation, or (iii) to purchase or otherwise acquire all or substantially all of the assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation: (A) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary bank of the Corporation is charged with providing support to and being involved in the communities it serves); and (B) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then-estimate of the future value of the Corporation as an independent entity.

         (b) Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 13 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

                       ARTICLE 14. ACQUISITION OF CONTROL

         (a) The acquisition of the Corporation's voting securities (an "Acquisition") is subject to the requirements of the Change in Bank Control Act of 1978 (12 U.S.C. 1817(j)(13)) and the rules and regulations of the Board of Governors of the Federal Reserve System (the "Reserve Bank"), promulgated thereunder (12 C.F.R. Subpart E (the "Rules")).

         (b) When a notice is required to be filed with the Reserve Bank under the Rules, the same notice shall be filed with the Corporation at the same time that it is filed with the Reserve Bank. If desired, the notificant may omit from the copy of the notice filed with the Corporation the financial information required to be included in the notice filed with Reserve Bank.


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         (c) The notice shall be addressed to the Corporation, at its main office address, attention: President.

         (d) The Board of Directors of the Corporation, by the affirmative vote of at least two-thirds (2/3) of the directors then in office, shall have 60 days to disapprove an Acquisition if it finds, in its sole discretion, that the Acquisition would not be in the best interests of the Corporation and its shareholders. In determining what is in the best interests of the Corporation and its shareholders, the Board of Directors shall give due consideration to all relevant factors, including without limitation: (i) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary bank of the Corporation is charged with providing support to and being involved in the communities it serves); and (ii) the impact of the acquisition, as perceived by the Board of Directors', on the Board of Directors' ability to effectively manage the Corporation and achieve the Corporation's strategic objectives. If the Corporation fails to act within the 60-day period, the Acquisition shall be deemed to be approved.

         (e) If the Corporation disapproves an Acquisition and the Acquisition is nevertheless consummated, the shares held by the acquiror that exceed 10% of the applicable class of the Corporation's outstanding voting securities shall not be entitled to any voting rights.

         (f) This Article 14 may be amended or rescinded only by the affirmative vote of two-thirds (2/3) of the directors then in office or by the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

         (g) This Article 14 shall be void and of no further force and effect on and after April 1, 2005.

                           ARTICLE 15. SAVINGS CLAUSE

         Should any provision of these Articles of Incorporation, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.

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         IN WITNESS WHEREOF, the undersigned has executed these Articles of
Incorporation, this ____ day of February, 2000.



                                    _______________________________________
                                    Gregory A. Janicki
                                    Chairman of the Board of Directors, and
                                    Sole Shareholder




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